As filed with the Securities and Exchange Commission on June 1, 2016

Registration Statement No. 333-169733

Registration Statement No. 333-199615

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

Form S-8 Registration Statement No. 333-169733

Form S-8 Registration Statement No. 333-199615

UNDER

THE SECURITIES ACT OF 1933

Coca-Cola European Partners US, LLC

(Exact name of registrant as specified in its charter)

Delaware	27-2197395
(State or Other Jurisdiction of Organization)	(IRS Employer Identification No.)

2500 Windy Ridge Parkway Atlanta, Georgia	30339
(Address of Principal Executive Offices)	(Zip Code)

Coca-Cola Enterprises, Inc. 2010 Incentive Award Plan

Coca-Cola Enterprises UK Employee Share Plan

Coca-Cola Enterprises Belgian and Luxembourg Stock Savings Plan

Coca-Cola Enterprises, Inc. Deferred Compensation Plan for Nonemployee Directors

Coca-Cola Enterprises, Inc. Supplemental Savings Plan

(Full titles of the Plans)

John R. Parker Jr., Esq.

Manager

Coca-Cola European Partners US, LLC

2500 Windy Ridge Parkway

Atlanta, GA 30339

(name and address of agent for service)

(678) 260-3000

(Telephone number, including area code, of agent for service)

Copy to:

Harry S. Pangas, Esq.

Sutherland Asbill & Brennan LLP

700 Sixth Street, NW, Suite 700

Washington, DC 20001

Telephone: (202) 383-0100

Facsimile: (202) 637-3593

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

EXPLANATORY STATEMENT

DEREGISTRATION OF SECURITIES

Coca-Cola Enterprises, Inc. (“CCE”) merged with and into Coca-Cola European Partners US, LLC (the “Registrant”) on May 28, 2016, with the Registrant continuing as the surviving company. CCE previously registered shares of CCE’s common stock, par value $0.01 per share (“Common Stock”), and unsecured obligations of CCE to pay deferred compensation (“Deferred Compensation Obligations”) under registration statements on Form S-8 (each, a “Registration Statement,” and collectively, the “Registration Statements”) concerning (1) shares of Common Stock issuable or issued under each of the Coca-Cola Enterprises, Inc. 2010 Incentive Award Plan, Coca-Cola Enterprises UK Employee Share Plan, Coca-Cola Enterprises Belgian and Luxembourg Stock Savings Plan and Coca-Cola Enterprises, Inc. Deferred Compensation Plan for Nonemployee Directors, and (2) Deferred Compensation Obligations to be paid in accordance with the terms of the Coca-Cola Enterprises, Inc. Deferred Compensation Plan for Nonemployee Directors and Coca-Cola Enterprises, Inc. Supplemental Savings Plan (collectively, the “Plans”).

On August 6, 2015, CCE, Coca-Cola European Partners plc, formerly known as Spark Orange Limited and Coca-Cola European Partners Limited, Coca-Cola European Partners Holdings US, Inc., formerly known as Orange U.S. HoldCo, LLC, and the Registrant, formerly known as Orange MergeCo, LLC, entered into a Merger Agreement (the “Merger Agreement”). The Merger Agreement provided that CCE would merge with and into the Registrant (the “Merger”), with the Registrant continuing as the surviving company and an indirect, wholly owned subsidiary of Coca-Cola European Partners plc. The Merger was part of the combination of CCE and the companies that own the Coca-Cola bottling operations in Germany, the Iberian region (i.e., Spain, Portugal and Andorra) and Iceland under Coca-Cola European Partners plc. In connection with the Merger, CCE is no longer and the Registrant is not issuing shares of Common Stock or Deferred Compensation Obligations under the Plans. This Post-Effective Amendment No. 1 is being filed to deregister the remaining unissued shares of Common Stock and Deferred Compensation Obligations that were registered for issuance pursuant to the below-referenced Registration Statements in connection with the Plans:

•	Registration Statement on Form S-8 (No. 333-169733), filed by CCE with the Securities and Exchange Commission (the “SEC”) on October 4, 2010, registering the following: (1) the issuance of an aggregate of 24,000,000 shares of Common Stock, of which 20,000,000 shares were issuable pursuant to the Coca-Cola Enterprises, Inc. 2010 Incentive Award Plan; 2,000,000 shares were issuable pursuant to the Coca-Cola Enterprises UK Employee Share Plan; 1,000,000 shares were issuable pursuant to the Coca-Cola Enterprises Belgian and Luxembourg Stock Savings Plan; and 1,000,000 shares were issuable pursuant to the Coca-Cola Enterprises, Inc. Deferred Compensation Plan for Nonemployee Directors; and (2) an aggregate of $10,000,000 of Deferred Compensation Obligations, of which $5,000,000 were issuable in accordance with the terms of the Coca-Cola Enterprises, Inc. Deferred Compensation Plan for Nonemployee Directors and $5,000,000 were issuable in accordance with the terms of the Coca-Cola Enterprises, Inc. Supplemental Savings Plan.

•	Registration Statement on Form S-8 (No. 333-199615), filed by CCE with the SEC on October 27, 2014, registering an aggregate of $20,000,000 of Deferred Compensation Obligations, of which $10,000,000 were issuable in accordance with the terms of the Coca-Cola Enterprises, Inc. Deferred Compensation Plan for Nonemployee Directors and $10,000,000 were issuable in accordance with the terms of the Coca-Cola Enterprises, Inc. Supplemental Savings Plan.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statements on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on this 1st day of June, 2016.

COCA-COLA EUROPEAN PARTNERS US, LLC

By:	/s/ Suzanne N. Forlidas
Name:	Suzanne N. Forlidas
Title:	Authorized Officer and Manager

* * * * *

Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment No. 1 to the Registration Statements on Form S-8 has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ John R. Parker, Jr.	Manager (Principal Executive Officer, Principal	June 1, 2016
John R. Parker, Jr.	Financial Officer and Principal Accounting Officer)

/s/ Suzanne N. Forlidas	Manager	June 1, 2016
Suzanne N. Forlidas

/s/ Joyce King-Lavinder	Manager	June 1, 2016
Joyce King-Lavinder